UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

PATRIOT TRANSPORTATION HOLDING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2023

PATRIOT TRANSPORTATION HOLDING, INC.

(Exact name of registrant as specified in its charter)

Florida	001-36605	47-2482414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 W. FORSYTH STREET, 7TH FLOOR JACKSONVILLE, florida	32202
(Address of principal executive offices)	(Zip Code)

(904) 858-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PATI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On November 1, 2023, Patriot Transportation Holding, Inc., a Florida corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blue Horizon Partners, Inc., an Oklahoma corporation (“Parent”) and Blue Horizon Partners Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides, among other things, and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of United Petroleum Transports, Inc. a leading regional bulk transport carrier headquartered in Oklahoma City, Oklahoma.

At the Effective Time (as defined in the Merger Agreement), and as a result of the Merger:

●	Each share of the Company’s common stock, par value $0.10 per share (the “Company common stock”), that is issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.1(b) of the Merger Agreement, will be converted into the right to receive $16.26 in cash, without interest (the “Merger Consideration”), subject to any applicable withholding taxes;

●	Each outstanding and unexercised option to purchase shares of Company common stock (whether vested or unvested and whether exercisable or unexercisable) (a “Company stock option”) will become fully vested and be cancelled in exchange for the right to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such Company stock option and (ii) the excess of the (x) Merger Consideration over the (y) per-share exercise price of each such Company stock option; and

●	Each outstanding stock appreciation right (whether vested or unvested) (a “SAR”), will become fully vested and be cancelled in exchange for the right to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such SAR and (ii) the excess, if any, of (x) the Merger Consideration over (y) the per-share SAR Price (as defined in the Merger Agreement).

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. By a unanimous vote, the Board (i) approved, adopted and declared advisable the Merger Agreement and the Merger and the consummation by the Company of the transactions contemplated by the Merger Agreement, including the Merger, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by the Company of the transactions contemplated by the Merger Agreement, including the Merger, (iii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders, (iv) directed that a proposal to adopt the Merger Agreement be submitted to a vote at a meeting of the Company’s shareholders and (v) recommended that the Company’s shareholders vote for the adoption of the Merger Agreement. Shareholders collectively beneficially owning 26.6% of the Company common stock have agreed to vote in favor of the Merger, subject to exceptions (see the section entitled “Support Agreement” below).

Assuming the satisfaction of the conditions set forth in the Merger Agreement, the Company expects the Merger to close in early 2024. The shareholders of the Company will be asked to vote on the adoption of the Merger Agreement at a shareholder meeting that will be held on a date, and at the time and place, to be announced when finalized.

The closing of the Merger is subject to various conditions, including (i) the adoption of the Merger Agreement by holders of a majority of the issued and outstanding shares of Company common stock entitled to vote thereon at the shareholder meeting (the “Company Shareholder Approval”); (ii) the absence of any outstanding law, regulation, or order enacted, promulgated, issued, entered, amended or enforced by any governmental entity that restrains, enjoins or otherwise prohibits the consummation of the Merger; and (iii) the accuracy of the representations and warranties contained in the Merger Agreement, subject to customary materiality qualifications, as of the date of the Merger Agreement and as of the date of the closing of the Merger, and compliance in all material respects with the covenants and agreements contained in the Merger Agreement. In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the absence, since the date of the Merger Agreement, of a Company Material Adverse Effect (as defined in the Merger Agreement). The closing of the Merger is also conditioned upon Parent’s ability to obtain Debt Financing (as defined in the Merger Agreement) and Parent’s receipt of executed restricted covenant agreements by and among the Company and certain of its executives. Under the terms of the Merger Agreement, consummation of the Merger will occur on the third business day following the satisfaction or waiver of the conditions to closing of the Merger.

The Merger Agreement contains customary representations, warranties and covenants by the Company, including, among others, covenants by the Company to conduct its business in the ordinary course between the date of the Merger Agreement and the closing of the Merger, to provide cooperation in connection with the Debt Financing, to convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval and, subject to certain customary exceptions, for the Board to recommend that the shareholders adopt the Merger Agreement. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including, among others, representations by Parent and Merger Sub regarding the Debt Financing.

In connection with, and concurrently with entry into, the Merger Agreement, Parent obtained a customary financing commitment from an established lending institution pursuant to which the lender will provide financing that, together with other available sources, is expected to be sufficient to fund the Merger consideration and other obligations under the Merger Agreement.

During the period commencing on November 1, 2023 and continuing until 11:59 p.m. (Jacksonville time) on December 1, 2023 (the “No-Shop Period Start Date”), the Company and its representatives have the right to (a) solicit, initiate, induce or encourage any Acquisition Proposals (as defined in the Merger Agreement), or facilitate the making, submission or announcement of one or more Acquisition Proposals, or encourage, facilitate or assist, any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, including by furnishing non-public information relating to the Company or by affording access to the Company’s business, properties, assets, books, records or other non-public information, or to the personnel, in each case subject to the entry into a confidentiality agreement; (b) enter into, participate in or engage in discussions or negotiations with respect to an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal; and (c) otherwise cooperate with, assist, participate in or facilitate any Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal.

From and after the No-Shop Period Start Date, the Company will not, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any third party any non-public information relating to the Company or its subsidiaries or afford to any third party access to the properties, assets, books, records or other non-public information, or to any personnel, of the Company or its subsidiaries, in each case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any inquiries that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any third party with respect to an Acquisition Proposal or inquiry that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract with respect to an Acquisition Transaction (as defined in the Merger Agreement), other than an acceptable confidentiality agreement (an “Alternative Acquisition Agreement”).

Notwithstanding these limitations, prior to obtaining the Company Shareholder Approval, if (i) the Company has received an Acquisition Proposal that was not the result of any material breach of Section 5.3(b) of the Merger Agreement and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or would be reasonably likely to lead to a Superior Proposal and the failure to enter into discussions regarding such Acquisition Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then the Company may (a) participate or engage in discussions or negotiations with, (b) furnish any non-public information relating to the Company or its subsidiaries to, or (c) afford access to non-public information, or to any personnel, of the Company or its subsidiaries pursuant to an acceptable confidentiality agreement to, the third party making the Acquisition Proposal, provided that in each such case the Company will provide to Parent and its representatives any non-public information that is provided to such third party that was not previously made available to Parent prior to or substantially concurrently (but in no event later than 24 hours after) the time it is provided to such third party.

In addition, if the Company has received an Acquisition Proposal that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Board may (i) effect a Company Board Recommendation Change (as defined in the Merger Agreement) with respect to such Superior Proposal or (ii) authorize the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, subject to payment of the termination fee described below to Parent. Prior to taking such actions, the Company must provide Parent with at least five business days advance written notice (the “Notice Period”) of the Company’s intention to take such actions, which notice must include the material terms and conditions of the Acquisition Proposal and copies of all relevant documents relating thereto. To the extent Parent desires to negotiate, the Company is required to engage in good faith negotiations with Parent during the Notice Period regarding any adjustments to the terms and conditions of the Merger Agreement proposed in writing by Parent in a manner that would constitute a binding agreement between the parties if accepted by the Company. Following the Notice Period, and after considering in good faith any adjustments proposed by Parent, the Board may terminate the Merger Agreement if it determines in good faith that such Acquisition Proposal would continue to constitute a Superior Proposal if such proposed adjustments were to be given effect. In the event of any material modifications to an Acquisition Proposal that has triggered a Notice Period, the Company is required to deliver a new written notice to Parent at which point the Notice Period would be extended for five business days from the date of such new notice. Subject to similar provisions and requirements in the Merger Agreement, including a five-business day Notice Period, the Board may also effect a Company Board Recommendation Change with respect to an Intervening Event (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for the parties, including the right of either party, subject to specified limitations, to terminate the Merger Agreement if the Merger is not consummated by June 1, 2024.

The Merger Agreement provides that, in certain circumstances, including the termination of the Merger Agreement by the Company to accept a Superior Proposal, the termination of the Merger Agreement by Parent following a Company Board Recommendation Change, and other customary circumstances, the Company would be required to pay Parent a termination fee of $1,860,000 (the “Company Termination Fee”). However, the Company Termination Fee is reduced to $930,000 if (i) the Merger Agreement is terminated prior to the No-Shop Period Start Date by the Company to accept a Superior Proposal, (ii) the Merger Agreement is terminated prior to the No-Shop Period Start Date by the Parent following a Company Board Recommendation Change, or (iii) the Merger Agreement is terminated by either the Company or Parent and the Company consummates a transaction within twelve months of the termination of the Merger Agreement and such transaction is the result of a publicly disclosed Acquisition Proposal which meets certain requirements set forth in the Merger Agreement. The Merger Agreement also provides that, in certain circumstances, including the termination of the Merger Agreement by the Company due to Parent or Merger Sub’s breach of the Merger Agreement or failure to obtain Debt Financing in accordance with the terms of the Merger Agreement, Parent would be required to pay the Company a termination fee of $1,860,000.

The above-description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated into this Current Report on Form 8-K by reference in its entirety. The Merger Agreement has been attached as an exhibit to provide investors and shareholders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and shareholders of the Company accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Merger, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities and Exchange Commission (the “SEC”).

Following the effective time of the Merger, the common stock of the Company will be delisted from the NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934.

Support Agreement

In connection with the Merger Agreement, on November 1, 2023, the Company, certain of the Company’s shareholders who collectively beneficially own approximately 26.6% of the voting power of the Company (the “Supporting Shareholders”), and the members of the Board who are not Supporting Shareholders (the “Proxy Holders”), have entered into an Irrevocable Proxy and Agreement (the “Support Agreement”), pursuant to which, among other things, the Supporting Shareholders have granted an irrevocable proxy in favor of the Proxy Holders (acting as a majority) to vote the shares of Company common stock owned by the Supporting Shareholders: (i) in favor of (a) the adoption of the Merger Agreement and the approval of the Merger, (b) the approval of any advisory proposal with respect to “golden parachute compensation,” (c) the approval of any proposal to adjourn or postpone any Company shareholder meeting to a later date if the Company proposes or requests such postponement or adjournment, and (d) the approval of any other proposal to be voted upon or consented to by the Company shareholders at any Company shareholder meeting or other meeting of shareholders in respect of any proposed action by written consent, the approval of which is necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement, but only to the extent that such shares are entitled to be voted on or consent to such proposal, and (ii) against (a) any proposal, action, or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date (as defined below), (b) any proposal to amend the articles of incorporation or bylaws of the Company, (c) any Acquisition Proposal, (d) any reorganization, dissolution, liquidation winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (e) any other proposal, action or agreement that would reasonably be expected to prevent or materially impede or materially delay the approval of the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

Under the Support Agreement, the Company has agreed to ensure that the Proxy Holders vote or consent in respect of all of the shares subject to the Support Agreement pursuant to the terms of the Support Agreement at the Company Meeting (as defined in the Merger Agreement) and at every other meeting of Company shareholders, including any postponement, recess or adjournment thereof. The Support Agreement may be amended, and the terms and conditions of the Support Agreement may be waived, only with written consent of Parent.

The Support Agreement terminates upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time (such date, the “Termination Date”).

The foregoing summary of the Support Agreement is only a summary, does not purport to be complete and is qualified by reference to the full text of the Support Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 8.01. Other Events.

On November 1, 2023, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

About Patriot Transportation Holding, Inc.

The Company conducts business through its wholly owned subsidiary, Florida Rock & Tank Lines, Inc., through which it transports petroleum and other liquids and dry bulk commodities. The Company does not own any of the products it hauls, rather, it acts as a third-party carrier to deliver its customers’ products from point A to point B predominately using Company employees driving Company owned tractors and tank trailers. A large portion of the Company’s business consists of hauling liquid petroleum products (mostly gas and diesel fuel) from large scale fuel storage facilities to its customers’ retail outlets (e.g., convenience stores, truck stops and fuel depots) where it off-loads the product into its customers’ fuel storage tanks for ultimate sale to the retail consumer. The Company also hauls dry bulk commodities such as cement, lime and various industrial powder products, water and liquid chemicals.

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger involving the Company and Parent. A meeting of the shareholders of the Company will be announced to seek shareholder approval in connection with the proposed merger. The Company will file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the proposed merger and related matters. INVESTORS AND SHAREHOLDERS OF PATRIOT TRANSPORTATION HOLDING, INC. SHOULD READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PATRIOT TRANSPORTATION HOLDING, INC., UNITED PETROLEUM TRANSPORTS, INC., AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.patriottrans.com or by sending a written request to the Company’s Secretary at 200 W. Forsyth Street, 7th Floor, Jacksonville, FL 32202.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s shareholders in connection with the merger will be set forth in the Company’s definitive proxy statement for its shareholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the merger. Information relating to the foregoing can also be found in Company’s definitive proxy statement for its 2023 Annual Meeting of Shareholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on December 9, 2022. To the extent that holdings of the Company’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward Looking Statements

This announcement contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements relating to the completion of the merger. These forward-looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements are based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to known and unknown risks and uncertainties and other factors that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: (a) the satisfaction of the conditions precedent to the consummation of the merger, including, without limitation, the timely receipt of shareholder approval; (b) uncertainties as to the timing of the merger and the possibility that the merger may not be completed, including uncertainties regarding Parent’s ability to finance the merger; (c) unanticipated difficulties or expenditures relating to the merger; (d) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including, in circumstances which would require the Company to pay a termination fee; (e) legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Company’s Board of Directors, the Company’s executive officers and others following the announcement of the merger; (f) disruptions of current plans and operations caused by the announcement and pendency of the merger; (g) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the merger; (h) potential difficulties in employee retention due to the announcement and pendency of the merger; (i) the response of customers, suppliers, drivers and regulators to the announcement and pendency of the merger; (j) disruptions in the execution of plans, strategies, goals and objectives of management for future operations caused by the merger; (k) changes in accounting standards or tax rates, laws or regulations; (l) economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, inflation, the conflict in Ukraine and related sanctions, or the conflict in the Middle East) or competition, or changes in such conditions, negatively affecting the Company’s business, operations and financial performance; (m) risks that the price of the Company’s common stock may decline significantly if the merger is not completed; (n) the possibility that the Company could, following the merger, engage in operational or other changes that could result in meaningful appreciation in its value; and (o) the possibility that the Company could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of the Company’s assets to one or more as yet unknown purchasers, which could conceivably produce a higher aggregate value than that available to our shareholders in the merger. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or if any occur, what effect they will have on our results of operations or financial condition.

If the proposed merger is consummated, the Company’s shareholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Other factors that could impact the Company’s forward-looking statements are identified and described in more detail in the Company’s Annual Report on Form 10-K for the year ended September 30, 2022 as well as the Company’s subsequent filings and quarterly reports and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on the Company’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, the Company undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description

2.1*	Agreement and Plan of Merger, dated as of November 1, 2023, by and among the Company, Parent, and Merger Sub.

10.1*	Irrevocable Proxy and Agreement, dated as of November 1, 2023, by and among the Company, certain members of the Board, and certain shareholders of the Company.

99.1	Press Release announcing the Merger Agreement, issued by the Company on November 1, 2023.

*Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT TRANSPORTATION HOLDING, INC.
Registrant

Date: November 1, 2023	By:	/s/ Matthew C. McNulty
Matthew C. McNulty
Chief Financial Officer